Principal Exchange-Traded Funds 711 High Street, Des Moines, IA 50392 515 247 5111 tel

September 19, 2016

Principal Exchange-Traded Funds
Des Moines, IA 50392-0200

RE:    Registration Statement on Form N-1A
Pursuant to Securities Act of 1933
Registration No. 333-201935

I am familiar with the organization of Principal Exchange-Traded Funds (the "Fund") under the laws of the State of Delaware and have reviewed the above-referenced Registration Statement Amendment Post-Effective No. 15 (the "Registration Statement") filed with the Securities and Exchange Commission relating to the offer and sale of an indefinite number of shares of the Fund's Common Stock (the "Shares"). Based upon such review as I have deemed necessary, I am of the opinion that the Fund's shares proposed to be sold pursuant to Post-Effective Amendment No. 15 to the Registration Statement, when the amendment becomes effective, will have been validly authorized and, when sold in accordance with the terms of the amendment and the requirements of federal and state law, will have been legally issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Adam U. Shaikh

Adam U. Shaikh
Assistant Counsel, Registrant

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